UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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FORM 8-K

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CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  January 2, 2009

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CAMDEN NATIONAL CORPORATION

(Exact name of registrant as specified in its charter)

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MAINE	01-28190	01-0413282
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

Two Elm Street, Camden, Maine, 04843

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code  (207) 236-8821

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02

Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Resignation of President, Chief Executive Officer and Director

As disclosed in a Current Report on Form 8-K filed with the Commission on May 1, 2008, Camden National Corporation (the “Company”) announced, among other matters, the retirement of Robert W. Daigle, as president, chief executive officer and Director, effective January 1, 2009.

Appointment of President and Chief Executive Officer

As disclosed in a Current Report on Form 8-K filed with the Commission on May 1, 2008, the Board of Directors of the Company appointed Gregory A. Dufour, 48, to serve as the new president and chief executive officer of the Company effective January 1, 2009.

Mr. Dufour joined the Company in April 2001 as Senior Vice President of Finance. In August of 2002, he assumed additional responsibility for Operations and Technology until December 2003. In January 2004, Mr. Dufour was named chief banking officer for the Company and president and chief operating officer for Camden National Bank, and then in January 2006, he became president and chief executive officer for Camden National Bank. He has also been a Director of Camden National Bank since January 2004, and in August 2006, he became a Director of Acadia Trust, N.A. Prior to joining the Company, Mr. Dufour was managing director of Finance and a member of the Executive Operating Group for IBEX Capital Markets in Boston, Massachusetts. In addition to his experience at IBEX, Mr. Dufour held various financial management positions with FleetBoston Corporation and its affiliates, including vice president and controller of Debt Capital Markets, controller of Investment Banking and Banking Group Controller.

There are currently no arrangements or understandings pursuant to which Mr. Dufour was selected as president and chief executive officer.  There are no related party transactions between the Company and Mr. Dufour reportable under Item 404(a) of Regulation S-K.  No modifications have been made to Mr. Dufour’s current salary of $240,000. The Company will disclose the material terms of any future employment agreement and/or changes to his compensation arrangement, as required under the regulations of the Securities and Exchange Commission.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Company has duly caused this report to be filed on its behalf by the undersigned thereunto duly authorized.

CAMDEN NATIONAL CORPORATION

By:	/s/ DEBORAH A. JORDAN
Deborah A. Jordan Chief Financial Officer and Principal Financial & Accounting Officer

Date: January 2, 2009